                                   PAYMENT GUARANTY
                              (ACQUISITION SUB FACILITY)

                                          BY

                     APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                         AND

                                AIMCO PROPERTIES, L.P.

                                          TO

           BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, AS AGENT

                              FOR THE RATABLE BENEFIT OF
                BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION

                                         AND

                      SMITH BARNEY MORTGAGE CAPITAL GROUP, INC.

                                     MAY 5, 1997


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                                  TABLE OF CONTENTS
                                  -----------------

                                                                          Page
                                                                          ----

ARTICLE I DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .    1

1.01 Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
1.02 Other Definitional Provisions  . . . . . . . . . . . . . . . . . . .    3
1.03 Accounting Principles  . . . . . . . . . . . . . . . . . . . . . . .    4

ARTICLE II GUARANTY PROVISIONS  . . . . . . . . . . . . . . . . . . . . .    5

2.01. Guaranty of Loan  . . . . . . . . . . . . . . . . . . . . . . . . .    5
2.02 Revival and Reinstatement  . . . . . . . . . . . . . . . . . . . . .    5
2.03 Additional and Independent Obligations . . . . . . . . . . . . . . .    5
2.04 Cash Collateral Obligations  . . . . . . . . . . . . . . . . . . . .    6

ARTICLE III FURTHER PROVISIONS IN RESPECT OF THE GUARANTY . . . . . . . .    7
3.01 Rights of Agent and the Lenders  . . . . . . . . . . . . . . . . . .    8
3.02 Guaranty to be Absolute  . . . . . . . . . . . . . . . . . . . . . .    8

ARTICLE IV WAIVERS AND SUBORDINATION BY GUARANTOR . . . . . . . . . . . .    9

4.01 Guarantor's Waivers  . . . . . . . . . . . . . . . . . . . . . . . .    9
4.02 Waivers of Subrogation and Other Rights  . . . . . . . . . . . . . .   10
4.03 Information Regarding Borrower . . . . . . . . . . . . . . . . . . .   11
4.04 Subordination  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

ARTICLE V REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . .   11
5.01 Existence and Power  . . . . . . . . . . . . . . . . . . . . . . . .   11
5.02 Authorization; No Conflict . . . . . . . . . . . . . . . . . . . . .   12
5.03 Governmental Authorization . . . . . . . . . . . . . . . . . . . . .   12
5.04 Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
5.05 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
5.06 Subsidiaries; Interests in Other Entities; Changes in
     Organizational Structure . . . . . . . . . . . . . . . . . . . . . .   13
5.07 Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . .   13
5.08 Regulated Entities . . . . . . . . . . . . . . . . . . . . . . . . .   13
5.09 REIT and Tax Status; Stock Exchange Listing  . . . . . . . . . . . .   13
5.10 No Guarantor Default . . . . . . . . . . . . . . . . . . . . . . . .   13
5.11 Intentionally Deleted] . . . . . . . . . . . . . . . . . . . . . . .   14
5.12 Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . .   14
5.13.Representations in the Acquisition Sub Credit Agreement  . . . . . .   14

ARTICLE VI AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . .   14

6.01 Financial Information  . . . . . . . . . . . . . . . . . . . . . . .   14
6.02 Certificates; Other Information  . . . . . . . . . . . . . . . . . .   15
6.03 Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

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6.04 Preservation of Existence, Etc.; Maintenance of
     Property; Insurance; Payment Obligations;
     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . .   18
6.05 Maintenance of REIT Status; Stock Exchange Listing . . . . . . . . .   18
6.06 Inspection of Property and Books and Records . . . . . . . . . . . .   19
6.07 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . .   19
6.08 Communication with Accountants . . . . . . . . . . . . . . . . . . .   19
6.09 Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
6.10 Refinancing Activities . . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE VII NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . .   20

7.01 Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
7.02 Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
7.03 Contingent Obligations . . . . . . . . . . . . . . . . . . . . . . .   20
7.04 Lease Obligations  . . . . . . . . . . . . . . . . . . . . . . . . .   20
7.05 Disposition of Properties  . . . . . . . . . . . . . . . . . . . . .   21
7.06 Consolidations and Mergers . . . . . . . . . . . . . . . . . . . . .   21
7.07 Liquidations; Material Organization Changes; New Subsidiaries  . . .   21
7.08 Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
7.09 Restricted Payments and Demands  . . . . . . . . . . . . . . . . . .   22
7.10 Transactions with Affiliates . . . . . . . . . . . . . . . . . . . .   22
7.11 Special Covenants Relating to the REIT . . . . . . . . . . . . . . .   22
7.12 Taxation of the Operating Partnership  . . . . . . . . . . . . . . .   22
7.13 ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
7.14 Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
7.15 Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . .   23
7.16 Accounting Changes . . . . . . . . . . . . . . . . . . . . . . . . .   23

ARTICLE VIII EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . .   23

8.01 Guarantor Event of Default . . . . . . . . . . . . . . . . . . . . .   23

ARTICLE IX   ARBITRATION, REFERENCE, INDEMNIFICATION, OTHER REMEDIES  . .   25

9.01 Reference and Arbitration  . . . . . . . . . . . . . . . . . . . . .   25
9.02 Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
9.03 Marshalling; Payments Set Aside  . . . . . . . . . . . . . . . . . .   26
9.04 Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

ARTICLE X MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .   27

10.01 No Waiver; Consents; Cumulative Remedies  . . . . . . . . . . . . .   27
10.02 No Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
10.03 Heirs, Successors and Assigns; Participations . . . . . . . . . . .   27
10.04 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
10.05 Rules of Construction . . . . . . . . . . . . . . . . . . . . . . .   28
10.06 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
10.07 Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . .   28
10.08 Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

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10.09 Integration; Modifications  . . . . . . . . . . . . . . . . . . . .   29
10.10 Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
10.11 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
10.12 Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
10.13 Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . .   29
10.14 Consent to Jurisdiction and Service of Process  . . . . . . . . . .   30
10.15 Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . .   31

SCHEDULES

Schedule      1.01A     Executive Officers
Schedule      1.01C     Intra-Company Lenders
Schedule      5.05      Litigation
Schedule      5.07      Organizational Chart
Schedule      7.02      Indebtedness

EXHIBITS

Exhibit       A         Compliance Certificate
-------
Exhibit       B         Joinder Agreement for Additional Guarantors
-------

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                                      EXHIBIT D

                                   PAYMENT GUARANTY
                              (ACQUISITION SUB FACILITY)

         This Payment Guaranty ("Guaranty") is made as of May 5, 1997, by APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (the "REIT"), and AIMCO PROPERTIES, L.P., a Delaware limited partnership (the "Operating Partnership") (each of the REIT and the Operating Partnership is referred to herein individually and collectively as "Guarantor") in favor of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("BofA"), as the agent (in such capacity, the "Agent") for itself and the lenders ("Lenders") from time to time party to the Acquisition Sub Credit Agreement (as hereinafter defined).

                                  FACTUAL BACKGROUND
                                  ------------------

         Guarantor is executing this Guaranty to induce the Lenders to make a $76,000,000 loan facility available to AIMCO/NHP Holdings, Inc., a Delaware corporation ("Acquisition Sub") in accordance with the Credit Agreement (Acquisition Sub Facility) (the "Acquisition Sub Credit Agreement"), dated of even date herewith, by and among Acquisition Sub, BofA, as Agent and as a Lender, Smith Barney Mortgage Capital Group, Inc., as a Lender, and the other Lenders from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings set forth in the Acquisition Sub Credit Agreement or, if not defined therein, in the Operating Partnership Credit Agreement.

         NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Guarantor hereby agrees as follows:

                                      ARTICLE I

                                      DEFINITIONS

         1.01 DEFINED TERMS. As used herein, the following terms shall have the meanings set forth below:

         "AIMCO GROSS ASSET VALUE" means, as of any date, the total asset value of the REIT, as determined in good faith by the Board of Directors of AIMCO in accordance with Treasury Regulation Section 1.856-2(d)(3) and Code Section 856.

         "Bofa" means Bank of America National Trust and Savings Association, other than in its capacity as the Agent under the Acquisition Sub Credit Agreement.

         "COLLATERAL DOCUMENTS" means, collectively, (a) the Stock Pledge Agreement and other similar agreements between any Guarantor or Common Stockholder and the Lenders or the Agent for the benefit of the Lenders now or hereafter delivered to the Lenders or the Agent

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pursuant to or in connection with the transactions contemplated hereby, (b) all financing statements (or comparable documents) now or hereafter filed in accordance with the UCC (or comparable law) against any Guarantor or Common Stockholder as debtor in favor of the Lenders or the Agent for the benefit of the Lenders as secured party, (c) any other documents executed by any Guarantor or Common Stockholder at the request of Agent and upon the recommendation of Agent's counsel or local counsel in order to establish, perfect or protect any of the liens or security interests granted in the Stock Pledge Agreement, and
(d) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

    "COMMON STOCKHOLDERS" means Terry Considine and Peter Kompaniez.

    "CREDIT AGREEMENT EVENT OF DEFAULT" means an "Event of Default" as defined in the Acquisition Sub Credit Agreement.

    "EXCLUDED PROCEEDS" shall mean the sum of (i) all Net Issuance Proceeds or Net Sale Proceeds received by the Company or the REIT prior to the Closing Date,
(ii) all Net Issuance Proceeds to be received by the REIT from those certain Stock offerings expected to be consummated by the REIT on May 5, 1997, for $1,900,000 shares of Stock and on May 6, 1997, for $400,000 shares of Stock; and
(iii) all loan proceeds disbursed to the Company under the Operating Partnership Credit Agreement or the Bridge Loan Agreement.

    "GUARANTOR DEFAULT" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied) constitute a Guarantor Event of Default.

    "GUARANTOR EVENT OF DEFAULT" means any of the events or circumstances specified in Section 8.01.

     "GUARANTIED INDEBTEDNESS" means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owed by the Acquisition Sub to the Agent, any Lender, or any other Person required to be indemnified under the Acquisition Sub Credit Agreement or any other Loan Document, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether primary, secondary, direct or indirect (including those acquired by assignment), absolute, fixed or contingent, due or to become due, now existing or hereafter arising and however acquired, and including without limitation, all obligations of the Acquisition Sub to pay principal, interest, prepayment charges, breakage costs, late charges, loan fees, and any other charges, fees and other sums, costs and expenses which may due from time to time thereunder.

    "NET SALE PROCEEDS" means, in respect of any Disposition of any Property by the Operating Partnership, the REIT or any of their respective Subsidiaries, the proceeds in cash or Cash Equivalents received by the Operating Partnership, the REIT or any of their respective Subsidiaries upon or. substantially simultaneously with such Disposition, net of the direct costs of

                                          2

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such Disposition then payable by the recipient of such proceeds (excluding amounts payable to the Operating Partnership, the REIT or any Affiliate of the Operating Partnership or the REIT).

         "OPERATING PARTNERSHIP CREDIT AGREEMENT" means that certain Amended and Restated Credit Agreement (Secured Revolver-to-Term Facility) dated as of May 5, 1997, by and among the Operating Partnership, BofA as the agent and a lender and the other lenders named therein, as the same may be amended from time to time. Notwithstanding the foregoing, for purposes of any incorporation herein of any defined terms or any other provisions therein, such terms and provisions shall be incorporated herein as such terms and provisions are set forth in and in effect under said agreement on the date hereof, and as the same may be amended from time to time with the consent of the Requisite Lenders hereunder (or, if such provision would require the consent of a greater percentage of the Lenders hereunder, then such greater percentage). Except as otherwise provided herein, if any provision of the Operating Partnership Credit Agreement is incorporated herein by reference, such provision shall be, subject to the foregoing, as if fully set forth herein, but with all references therein to the "Agent", any "Lender", the "Lenders" and the "Requisite Lenders" having the meanings of those terms as set forth in this Guaranty.

         "ORGANIZATIONAL CHART" means the organizational chart attached as
SCHEDULE 5.06 of the Operating Partnership Credit Agreement showing the REIT, the Operating Partnership, all of their Subsidiaries and their interests in the Acquisition Sub, the Management Entities and the Unconsolidated Partnerships, as the same may be modified pursuant hereto.

         "SBI" means Smith Barney Mortgage Capital Group, Inc.

         1.02 OTHER DEFINITIONAL PROVISIONS.

              (a) DEFINED TERMS. Unless otherwise specified herein or therein, all terms defined in this Guaranty shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein but defined in the UCC shall have the meanings set forth therein.

              (b) THE AGREEMENT. The words "hereof', "herein", "hereunder" and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty; and section, schedule and exhibit references are to this Guaranty unless otherwise specified.

              (c) CERTAIN COMMON TERMS.

                  (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                  (ii) The term "including" is not limiting and means "including without limitation."

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                  (iii) The term "ratably" means, at any time that Loans may be outstanding, in accordance with the amount of the outstanding Loans of the respective Lenders; and, at any time that no Loans are outstanding, in accordance with the outstanding Commitments of the respective Lenders.

              (d) PERFORMANCE: TIME. Whenever any performance obligation hereunder (other than a payment obligation) is stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including". If any provision of this Guaranty refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

              (e) CONTRACTS. Unless otherwise expressly provided herein, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

              (f) LAWS. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

              (g) CAPTIONS. The captions and headings of this Guaranty are for convenience of reference only and shall not affect the construction of this Guaranty.

              (h) INDEPENDENCE OF PROVISIONS. The parties acknowledge that this Guaranty and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Guaranty.

         1.03  ACCOUNTING PRINCIPLES.

              (a) GAAP. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Guaranty shall be made, in accordance with GAAP, consistently applied.

              (b) FISCAL YEAR: QUARTER. References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Operating Partnership.

                                      ARTICLE II

                                  GUARANTY PROVISIONS

         2.01 GUARANTY OF LOAN.

              (a) Guarantor absolutely, unconditionally and irrevocably guaranties to Agent and the Lenders the full payment and performance of the Guarantied Indebtedness and unconditionally agrees to pay to Agent and the Lenders the full amount of the Guarantied Indebtedness in accordance with this Guaranty. This is a guaranty of payment, not of collection.

              (b) If Acquisition Sub (i) fails to pay the Guarantied Indebtedness in full on the Scheduled Maturity Date thereof; (ii) fails to pay the Guarantied Indebtedness in full within ten (10) Business Days after acceleration of maturity thereof and demand for payment thereof by Agent to Acquisition Sub, other than as described in clause (iii) below, or (iii) fails to pay the Guarantied Indebtedness in full immediately upon acceleration of maturity thereof as a result of any Credit Agreement Event of Default described in Section 8.01(f) or 8.01(g) of the Acquisition Sub Credit Agreement (but only in the case of the occurrence of any of the events described therein with respect to the Acquisition Sub, the Operating Partnership or the REIT), Guarantor shall, in lawful money of the United States, pay to Agent and the Lenders, on demand, all sums due and owing on the Guarantied Indebtedness. If the amount outstanding under the Guarantied Indebtedness is determined by a court of competent jurisdiction or in any arbitration proceeding described in
Section 10.17 of the Acquisition Sub Credit Agreement, that determination shall be conclusive and binding on Guarantor, regardless of whether Guarantor was a party to the proceeding in which the determination was made or not.

         2.02 REVIVAL AND REINSTATEMENT. If Agent or any Lender is required to pay, return or restore to Acquisition Sub or any other person any amounts previously paid on the Guarantied Indebtedness because of any Insolvency Proceeding of Acquisition Sub or any other reason, the obligations of Guarantor shall be reinstated and revived and the rights of Agent and such Lender shall continue with regard to such amounts, all as though they had never been paid.

         2.03 ADDITIONAL AND INDEPENDENT OBLIGATIONS. Guarantor's obligations under this Guaranty are in addition to its obligations under any future guaranties, each of which shall remain in full force and effect until it is expressly modified or released in a writing signed by Agent and consented to by the Lenders. Guarantor's obligations under this Guaranty are independent of those of Acquisition Sub on the Guarantied Indebtedness. Except as provided in
Section 2.01(b)(i), Agent or the Lenders may bring a separate action, or commence a separate arbitration proceeding, against Guarantor without first proceeding against Acquisition Sub, any other Guarantor or person or any security that Agent or any Lender may hold, and without pursuing any other remedy. None of Agent's or any Lender's rights under this Guaranty shall be exhausted by any action by Agent or any Lender until the Guarantied Indebtedness has been paid and performed in full in cash.

         2.04 OBLIGATIONS IN RESPECT OF RESTRICTED CASH.

              (a) If at any time (i) the REIT or the Operating Partnership shall make any public or private issuance of Stock (or partnership units) for cash or Cash Equivalents (other than for Excluded Proceeds) or (ii) incur Indebtedness for borrowed money (other than for Excluded Proceeds) or (iii) the REIT, the Operating Partnership or any Subsidiary (other than the Acquisition
Sub) shall make any Disposition of any Property for cash or Cash Equivalents (other than for Excluded Proceeds), the REIT shall (A) notify the Agent of such issuance, incurrence or Disposition (including the amount of the estimated Net Issuance Proceeds or Net Sale Proceeds thereof) and (B) immediately upon the receipt by the Operating Partnership or the REIT of such Net Issuance Proceeds or receipt by the Operating Partnership, the REIT or such Subsidiary of such Net Sale Proceeds, the REIT shall deposit, as collateral for the obligations of all Guarantors under this Guarantor, such Net Issuance Proceeds and Net Sale Proceeds (together with all interest and earnings thereon, "Restricted Cash"), into an interest bearing deposit account (the "Restricted Cash Account") established with and pledged to the Agent for the ratable benefit of the Lenders pursuant to documentation in form and substance satisfactory to the Agent and the Requisite Lenders, until the balance in the Restricted Cash Account shall equal the outstanding amount of the Guarantied Indebtedness together with all interest accrued but unpaid thereon and all interest reasonably projected by the Agent to accrue thereon through the Maturity Date of the Guarantied Indebtedness, whereupon no further such deposits shall be required to be so made.

              (b) The REIT hereby grants a perfected first priority security interest in favor of the Agent for the ratable benefit of the Lenders in all Restricted Cash and in the Restricted Cash Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof, whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities, together with all rights of a secured party with respect thereto (even if no further documentation is requested by the Agent or the Requisite Lenders or executed by the REIT with respect thereto). The REIT shall execute such additional documents as the Agent or the Requisite Lenders in their discretion may require and shall provide all other documents requested by the Agent or the Requisite Lenders to evidence or perfect the Agent's first priority security interest in such Restricted Cash Account and to grant to the Agent dominion and control over the Restricted Cash Account. The Restricted Cash Account shall be held in the name of the REIT as debtor, with the Agent as secured party for the ratable benefit of the Lenders.

              (c) All interest earned on the Restricted Cash Account shall be retained in the Restricted Cash Account subject to the REIT's withdrawal rights set forth herein. The REIT shall treat all interest earned on the Restricted Cash Account as its income for federal and state income tax purposes.

              (d) Until the Guarantied Indebtedness shall have been paid in full, no Restricted Cash shall be withdrawn from the Restricted Cash Account by the REIT except for purposes of contributing capital to the Acquisition Sub in amounts necessary to satisfy the prepayment obligations of the Acquisition Sub under Section 2.06 of the Acquisition Sub Credit Agreement, and provided that the amounts so contributed are actually used for such purposes

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

              (e) Upon the occurrence and during the continuation of a Guarantor Event of Default, and provided that Agent shall have given to the Acquisition Sub, pursuant to and to the extent required by Section 2.01(b) of this Guaranty, the 10 Business Days notice referred to therein, the Agent may (and, upon the instruction of the Requisite Lenders, shall):

                  (i) without any advertisement or notice to or authorization from the REIT or any other Person (all of which advertisements, notices and/or authorizations are hereby expressly waived), withdraw, sell or otherwise liquidate all Restricted Cash and apply the proceeds thereof to the unpaid obligations of all Guarantors under this Guaranty in such order as the Requisite Lenders may elect in their sole discretion, without liability for any loss (including as a result of any sale or liquidation of any account including such Restricted Cash before maturity) and the REIT hereby consents to any such withdrawal and application as a commercially reasonable disposition of such Restricted Cash and agrees that such withdrawal shall not result in satisfaction of the obligations of all Guarantors under this Guaranty except to the extent the amounts are applied to such sums;

                  (ii) without any advertisement or notice to or authorization from the REIT (all of which advertisements, notices and/or authorizations are hereby expressly waived), notify any account debtor on any such Restricted Cash to make payment directly to the Agent;

                  (iii) foreclose upon all or any portion of such Restricted Cash or otherwise enforce the Agent's security interest in any manner permitted by law or provided for in this Agreement;

                  (iv) sell or otherwise dispose of all or any portion of such Restricted Cash at one or more public or private sales, whether or not such Restricted Cash is present at the place of sale, for cash or credit or future delivery, on such terms and in such manner as the Requisite Lenders may determine;

                  (v) recover from the REIT all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred or paid by the Agent in exercising any right, power or remedy provided by this Agreement or by law; and

                  (vi) exercise any other right or remedy available to the Agent or the Lenders under applicable law or in equity.

                                     ARTICLE III

                    FURTHER PROVISIONS IN RESPECT OF THE GUARANTY

         3.01 RIGHTS OF AGENT AND THE LENDERS. Guarantor authorizes Agent or any Lender to perform any or all of the following acts at any time in its sole discretion, all without notice to Guarantor and without affecting Guarantor's obligations under this Guaranty:

              (a) Agent or the Requisite Lenders may alter any terms of the Guarantied Indebtedness or any part of it, including renewing, compromising, extending or accelerating, or otherwise changing the time for payment of, or increasing or decreasing the rate of interest on, the Guarantied Indebtedness or any part of it.

              (b) Agent or any Lender may take and hold security for the Guarantied Indebtedness or this Guaranty, accept additional or substituted security for either, and subordinate, exchange, enforce, waive, release, compromise, fail to perfect and sell or otherwise dispose of any such security.

              (c) Upon any Credit Agreement Event of Default or Guarantor Event of Default, Agent or any Lender may direct the order and manner of any sale of all or any part of any security now or later to be held for the Guarantied Indebtedness or this Guaranty, respectively, and Agent or any Lender may also bid at any such sale.

              (d) Agent or any Lender may apply any payments or recoveries from Acquisition Sub, Guarantor or any other source, and any proceeds of any security, to Acquisition Sub's obligations under the Loan Documents in such manner, order and priority as Agent or such Lender may elect, whether or not those obligations are guarantied by this Guaranty or secured at the time of the application.

              (e) Agent or any Lender may substitute, add or release any one or more Guarantors, other guarantors or endorsers.

              (f) In addition to the Guarantied Indebtedness, Agent or any Lender may extend other credit to Acquisition Sub or any other Guarantor, and may take and hold security for the credit so extended, all without affecting Guarantor's liability under this Guaranty.

         3.02 GUARANTY TO BE ABSOLUTE. Guarantor expressly agrees that until the Guarantied Indebtedness is paid and performed in full and each and every term, covenant and condition of this Guaranty is fully performed, Guarantor shall not be released by or because of:

              (a) Any act or event which might otherwise discharge, reduce, limit or modify Guarantor's obligations under this Guaranty;

              (b) Any waiver, extension, modification, forbearance, delay or other act or omission of Agent or any Lender, or its failure to proceed promptly or otherwise as against Acquisition Sub, Guarantor or any security;

              (c) Any action, omission or circumstance which might increase the likelihood that Guarantor may be called upon to perform under this Guaranty or which might affect the rights or remedies of Guarantor as against Acquisition Sub;

              (d) Any dealings occurring at any time between Acquisition Sub and Agent or any Lender, whether relating to the Guarantied Indebtedness or otherwise; or

              (e) Any action of Agent or any Lender described in Section 3.01 above.

              Guarantor hereby acknowledges that absent this Section 3.02, Guarantor might have a defense to the enforcement of this Guaranty as a result of one or more of the foregoing acts, omissions, agreement, waivers or matters. Guarantor hereby expressly waives and surrenders any defense to its liability under this Guaranty based upon any of the foregoing acts, omissions. agreements, waivers or matters. It is the purpose and intent of this Guaranty that the obligations of Guarantor under it shall be absolute and unconditional under any and all circumstances.

                                      ARTICLE IV

                      WAIVERS AND SUBORDINATION BY GUARANTOR

         4.01 GUARANTOR'S WAIVERS. Guarantor waives:

              (a) All statutes of limitations as a defense to any action or proceeding brought against Guarantor by Agent or any Lender, to the fullest extent permitted by law;

              (b) Except as expressly provided in Section 2.01(b)(i), any right it may have to require Agent or any Lender to proceed against Acquisition Sub, proceed against or exhaust any security held from Acquisition Sub, or pursue any other remedy in Agent's or any Lender's power to pursue;

              (c) Any defense based on any claim that Guarantor's obligations exceed or are more burdensome than those of Acquisition Sub;

              (d) Any defense based on: (i) any legal disability of Acquisition Sub, (ii) any release, discharge, modification, impairment or limitation of the liability of Acquisition Sub to Agent or any Lender from any cause, whether consented to by Agent or any Lender or arising by operation of law or from any Insolvency Proceeding and (iii) any rejection or disaffirmance of the Guarantied Indebtedness, or any part of it, or any security held for it, in any such Insolvency Proceeding;

              (e) Any defense based on any action taken or omitted by Agent or any Lender in any Insolvency Proceeding involving Acquisition Sub, including any election to have Agent's or that Lender's claim allowed as being secured, partially secured or unsecured, any extension of credit by Lender to Acquisition Sub in any Insolvency Proceeding, and the taking and holding by Agent or any Lender of any security for any such extension of credit;

              (f) All presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional indebtedness, and demands and notices of every kind except for any demand or notice by Agent or any Lender to Guarantor expressly provided for in
Section 2.01;

              (g) Any defense based on or arising out of any defense that Acquisition Sub may have to the payment or performance of the Guarantied Indebtedness or any part of it; and


              (h) Any defense based on or arising out of any action of Agent or any Lender described in Article III above


         4.02 WAIVERS OF SUBROGATION AND OTHER RIGHTS

              (a) During the existence of any Credit Agreement Event of Default, Agent or any Lender, without prior notice to or consent of Guarantor, may elect to: (i) foreclose either judicially or nonjudicially against any security it may hold for the Guarantied Indebtedness, (ii) accept a transfer of any such security in lieu of foreclosure, (iii) compromise or adjust the Guarantied Indebtedness or any part of it or make any other accommodation with Acquisition Sub or Guarantor, or (iv) exercise any other remedy against Acquisition Sub or any security. No such action by Agent or any Lender shall release or limit the liability of Guarantor, who shall remain liable under this Guaranty after the action, even if the effect of the action is to deprive Guarantor of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from Acquisition Sub for any sums paid to Agent or any Lender, whether contractual or arising by operation of law or otherwise. Guarantor expressly agrees that under no circumstances shall it be deemed to have any right, title, interest or claim in or to any property to be held by Agent or any Lender or any third party after any foreclosure or transfer in lieu of foreclosure of any security for the Guarantied Indebtedness.

              (b) Regardless of whether Guarantor may have made any payments to Lender, Guarantor hereby absolutely, irrevocably and unconditionally, now and forever, waives, releases and covenants not to sue Acquisition Sub, any shareholder thereof or any other Guarantor in respect of: (i) all rights of restitution, subrogation, exoneration, indemnification and contribution, all rights to collect reimbursement and all other rights, howsoever denominated, to recover from Acquisition Sub, any shareholder thereof or any Guarantor any sums paid to Agent or any Lender whether pursuant hereto or otherwise paid on the Guarantied Indebtedness, and any other rights arising from the existence, payment, performance or enforcement of Guarantor's obligations under this Guaranty or any Collateral Document, (ii) all rights to enforce any remedy that the Agent or any Lender may have against Acquisition Sub, (iii) all rights to participate in any security now or later to be held by Agent or any Lender for the Guarantied Indebtedness, and (iv) all rights to require Acquisition Sub to perform the Guarantied Indebtedness; in each case whether now existing or hereafter arising and whether contractual or arising in equity, by statute, common law or otherwise by operation of law (including the United States Bankruptcy Code or any successor or similar statute) or otherwise. The foregoing waivers, releases and covenants are a material part of the consideration to the Lenders for extending the credit under the Acquisition Sub Credit Agreement to the Acquisition Sub and may be enforced by and inure to the benefit of Agent, each Lender, Acquisition Sub, its shareholders and each other Guarantor from time to time.

              (c) Guarantor waives all rights and defenses arising out of an election of remedies by the Agent or any Lender, even though that election of remedies may affect Guarantor's rights of subrogation and reimbursement against the Acquisition Sub by the operation of law or otherwise.

         4.03 INFORMATION REGARDING BORROWER. Before signing this Guaranty, Guarantor investigated the financial condition and business operations of Acquisition Sub and such other matters as Guarantor deemed appropriate to assure itself of Acquisition Sub's ability to discharge its obligations under the Loan Documents. Guarantor assumes full responsibility for that due diligence, as well as for keeping informed of all matters which may affect Acquisition Sub's ability to pay and perform its obligations to the Agent and the Lenders. Neither Agent nor any Lender has any duty to disclose to Guarantor any information which such party may have or receive about Acquisition Sub's financial condition, business operations, or any other circumstances bearing on its ability to perform.

         4.04 SUBORDINATION. Any rights of Guarantor, whether now existing or later arising, to receive payment on account of any indebtedness (including interest) owed to it by Acquisition Sub or to receive any payment from Acquisition Sub shall at all times be subordinate as to lien and time of payment and in all other respects to the full and prior repayment of the Guarantied Indebtedness. Guarantor shall not be entitled to enforce or receive payment of any sums hereby subordinated until the Guarantied Indebtedness has been paid and performed in full and any such sums received in violation of this Guaranty shall be received by Guarantor in trust for the Agent and the Lenders.

                                      ARTICLE V

                           REPRESENTATIONS AND WARRANTIES

         Guarantor represents and warrants to the Agent and each Lender that:

         5.01 EXISTENCE AND POWER. Guarantor:

              (a) ORGANIZATION. Is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

              (b) POWER AND AUTHORITY. Has the power and authority and all governmental licenses, authorizations, consents and approvals to own its Properties, to carry on its business and to execute, deliver, and perform its obligations under, this Guaranty, the Collateral Documents to which it is a party and the Organizational Documents of the Acquisition Sub to which it is a party;

              (c) DUE QUALIFICATION. Is duly qualified as a foreign corporation, partnership, trust or other organization, and licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of its Properties or the conduct of its business requires such qualification; and

              (d) COMPLIANCE WITH LEGAL REQUIREMENTS. Is in compliance with all Requirements of Law applicable to it.

         5.02 AUTHORIZATION: NO CONFLICT. The execution, delivery and performance by Guarantor of this Guaranty, any Collateral Document and the Organizational Documents of the Acquisition Sub to which such Person is party, have been duly authorized by all necessary partnership, corporate or other organizational action, and do not and will not:

              (a) ORGANIZATIONAL DOCUMENTS. Contravene the terms of any of such Person's Organizational Documents;

              (b) CONTRACTUAL OBLIGATIONS. Conflict with, or result in any breach or contravention of, or the creation of any Lien (other than pursuant to the Collateral Documents) under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Properties are subject; or

              (c) REQUIREMENTS OF LAW. Violate any material Requirement of Law applicable to it.

         5.03 GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings in connection with the Liens granted to the Agent under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Guarantor of this Guaranty, any of the Collateral Documents or the Organizational Documents of the Acquisition Sub.

         5.04 BINDING EFFECT. This Guaranty and each Collateral Document to which Guarantor is a party constitute the legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         5.05 LITIGATION. Except as specifically disclosed in SCHEDULE 5.05 of the Operating Partnership Credit Agreement, there are no actions, suits, proceedings, claims or disputes pending, or to the Knowledge of the REIT, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against Guarantor, any Management Entity, any of their Subsidiaries or any of their respective Properties, which (a) purport to affect or pertain to this Guaranty, or any Collateral Document, or any of the transactions contemplated hereby or thereby, or (b) if determined adversely to any such Person, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any other order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Guaranty or any Collateral Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

         5.06 SUBSIDIARIES: INTERESTS IN OTHER ENTITIES: CHANGES IN ORGANIZATIONAL STRUCTURE. Except for the NHP Interests, neither the Operating Partnership, nor the REIT, nor any of their respective Subsidiaries has any interest in any corporation, partnership or other entity, except as disclosed in the Organizational Chart and except for Subsidiaries or Unconsolidated Partnerships hereafter formed or acquired in compliance with Section 7.07 and except for changes permitted under Sections 7.06, 7.07 and 7.08 hereof.

         5.07 FINANCIAL CONDITION. All financial statements delivered by the REIT hereunder: (a) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (b) are complete, accurate and fairly present the financial condition of the REIT as of the dates thereof and results of operations for the periods covered thereby.

         5.08 REGULATED ENTITIES. No Guarantor is (a) an "investment company" within the meaning of the Investment Operating Partnership Act of 1940; or (b) subject to regulation under the Public Utility Holding Operating Partnership Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness. Each Guarantor has, to the extent required under Regulation G of the Federal Reserve Board, registered with such Board. The incurrence by any Guarantor of its obligations hereunder does not violate Regulations G, U or X of said Board.

         5.09 REIT AND TAX STATUS: STOCK EXCHANGE LISTING. The REIT currently has REIT Status and has maintained REIT Status on a continuous basis since its formation. The shares of common Stock of the REIT are listed on the NYSE.

         5.10 NO GUARANTOR DEFAULT. No Guarantor Default or Guarantor Event of Default exists or would result from the incurring of any obligations hereunder by the Guarantors. None of the Guarantors is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such other defaults, would reasonably be expected to have a Material Adverse Effect.

         5.11 [INTENTIONALLY DELETED].

         5.12 FULL DISCLOSURE. None of the representations or warranties made by the Guarantors herein or in the Collateral Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any such Person in connection with the Collateral Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading. There is no fact, to the Knowledge of the REIT, which materially and adversely affects the business, operations, properties, assets or condition (financial or otherwise) of the Operating Partnership, the REIT, the Management Entities, or any of the Subsidiaries which has not been disclosed herein or in other documents, certificates and statements furnished to the Agent and each Lender hereunder or pursuant hereto. The copies of all documents delivered to the Agent and/or the Lenders from time to time in connection with this Guaranty are and shall be true and complete copies of the originals thereof and have not been or shall not be amended except as disclosed to the Agent and/or the Lenders, as applicable.

         5.13 REPRESENTATIONS IN THE ACQUISITION SUB CREDIT AGREEMENT. All of the representations and warranties of the Acquisition Sub in the Acquisition Sub Credit Agreement are true and correct.

                                  ARTICLE VI

                            AFFIRMATIVE COVENANTS

         As further consideration for this Guaranty, the REIT covenants and agrees that, so long as the Guarantied Indebtedness shall remain unpaid or unsatisfied, unless the Requisite Lenders waive compliance in writing:

         6.01 FINANCIAL INFORMATION. The REIT shall deliver to the Agent and to each Lender, in form and detail satisfactory to the Agent and the Lenders;

              (a) ANNUAL FINANCIAL STATEMENTS. As soon as available, but not later than ninety (90) days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the REIT as of the end of such year and the related consolidated statements of operations, stockholders' equity (where applicable) and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, including the REIT's SEC Form 10K for such period, and accompanied by the unqualified opinion of a nationally-recognized independent public accounting firm stating that such consolidated financial statements present fairly the financial position for the periods indicated, in conformity with GAAP, and applied on a basis consistent with prior years;

              (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available, but not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of each year, a copy of the unaudited consolidated balance sheet of the REIT as of the end of such quarter and the related consolidated statements of operations, stockholders' equity (where applicable) and cash flows for the period commencing on the first day and ending on the last day of such quarter, including the REIT's SEC Form 10Q for such period, and accompanied by a certificate signed by at least two (2) Responsible Officers stating that such financial statements are complete and correct and present fairly the financial position for the periods indicated, in conformity with GAAP for interim financial statements, and applied on a basis consistent with prior quarters; and

              (c) FINANCIAL STATEMENTS AND OTHER INFORMATION FOR NHP. Until the NHP Combination Date, within five (5) days after the receipt thereof by the Acquisition Sub, the REIT, the Operating Partnership or any Subsidiary thereof, such periodic, quarterly, annual and special financial statements, reports, proxy statements and other information as may be received by any such Person in its capacity as a shareholder in NHP, and within five (5) days after the delivery of any thereof by any such Person, copies of any reports, proxy statements, tender or exchange offers or other information provided by such Person to NHP or to the shareholders thereof to the SEC in respect of such Person's ownership of or intentions or proposals with respect to NHP.

         6.02 CERTIFICATES: OTHER INFORMATION. The REIT shall furnish to the Agent with sufficient copies for each Lender:

              (a) ACCOUNTING CERTIFICATES. Concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accountants reporting on such financial statements stating that, in making the examination necessary therefor, no knowledge was obtained of any Guarantor Default or Guarantor Event of Default, except as specified in such certificate;

              (b) OFFICERS' CERTIFICATES. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b) above, a compliance certificate, substantially in the form of EXHIBIT A, signed by at least two (2) Responsible Officers (i) stating that, to the best of such officers' knowledge, each of the REIT, the Operating Partnership and their respective Subsidiaries, during such period, has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Guaranty and the other Collateral Documents to be observed, performed or satisfied by it, and that such officers have no knowledge of any Guarantor Default or Guarantor Event of Default except as specified in such certificate; and (ii) showing in detail the calculations supporting such statement for such period in respect of the covenants in Section 7.09 and 7.15;

              (c) PERIODIC REPORTS AND FILINGS: PRESS RELEASES. Promptly after the same are sent or released, copies of all reports, proxy statements and financial statements which the REIT sends to its shareholders and copies of all press releases made by the Operating Partnership and the REIT, promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which the REIT may make to, or file with, the SEC or any successor or similar Governmental Authority and promptly after the same are received, copies of any reports prepared by analysts for or with respect to the Operating Partnership or the REIT;

              (d) ACCOUNTANTS' REPORTS. Promptly after the same are received, copies of all reports which the independent certified public accountants of the Operating Partnership or the REIT deliver to the Operating Partnership or the REIT; and

              (e) OTHER INFORMATION. Promptly, revisions to the Organizational Chart and such additional financial and other information as the Agent may from time to time reasonably request.

         6.03 NOTICES. The REIT shall promptly (and in no event later than ten (10) days after the REIT has reason to know of the same) notify the Agent and each Lender of:

              (a) GUARANTOR DEFAULT; GUARANTOR EVENT OF DEFAULT. The occurrence of any Guarantor Default or Guarantor Event of Default, and of the occurrence or existence of any event or circumstance that is likely to become a Guarantor Default or Guarantor Event of

Default. Each notice under this Section 6.03(a) shall describe with particularity the clause or provision of this Guaranty or other Collateral Documents that have been breached or violated;

              (b) LITIGATION. The commencement of, or any material development in, any litigation, arbitration or proceeding affecting the REIT, the Operating Partnership, any Management Entity or any Subsidiary (i) in which the amount of damages claimed is $2,000,000 or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, (iii) in which the relief sought is an injunction or other stay of the performance of any Loan Document or (iv) required to be reported to the SEC pursuant to the Exchange Act;

              (c) ENVIRONMENTAL MATTERS. (i) Any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Operating Partnership, the REIT, any Management Entity or any of their Subsidiaries or any of their Properties pursuant to any Environmental Laws, (ii) all other material Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the Properties of the Operating Partnership, the REIT, any Management Entity or any of their Subsidiaries that could reasonably be anticipated to cause such Properties (or any portion thereof) to be subject to any material restrictions on ownership, occupancy, transferability or use under any Environmental Laws;

              (d) ERISA. The occurrence of any of the following ERISA events affecting the REIT or any member of its Controlled Group, together with a copy of any notice with respect to such event that may be required to be filed with any Governmental Authority and any notice delivered by a Governmental Authority to the REIT or any member of its Controlled Group with respect to such event:

                    (i) an ERISA Event where the aggregate liability is likely to exceed $1,000,000;

                    (ii) the adoption of any new Plan that is subject to Title IV of ERISA or Section 412 of the Code by any member of the Controlled Group;

                    (iii) the adoption of any amendment to a Plan that is subject to Title IV of ERISA or Section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities; or

                    (iv) the commencement of contributions by any member of the Controlled Group to any Plan that is subject to Title IV of ERISA or
Section 412 of the Code;

              (e) MATERIAL ADVERSE EFFECTS. The occurrence of any act, omission, change or event which has a Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Operating Partnership and the REIT delivered to the Agent pursuant to Section 6.01(a);

              (f) MATERIAL TRANSACTIONS OR OCCURRENCES. The consummation of any material Investment or Disposition, of any material issuance of Stock of the REIT (other than upon the tender of any Units for redemption or upon the conversion of any shares of the REIT's Class B Common Stock into shares of the REIT's Class A Common Stock) or Units, of any incurrence of material Indebtedness or of any other material transaction entered into, or the commencement of any material Development Activity, by the Operating Partnership, the REIT, any Management Entity or any of their Subsidiaries, including, without limitation, any material occurrences or developments (including, without limitation, the satisfaction of applicable conditions precedent) in connection with the transactions contemplated by the NHP Merger Agreement; and any change in any executive officer of the REIT.

              (g) FAILURE TO QUALIFY AS A REIT. The failure of the REIT to maintain REIT Status or of any Subsidiary of the REIT to maintain its status as a qualified REIT subsidiary under the Code;

              (h) ACCOUNTING CHANGES. Any material change in the Operating Partnership's or the REIT's accounting policies or financial reporting practices; and

              (i) CROSS-DEFAULT. Any notice received by the Operating Partnership, the REIT, any Management Entity or any of their Subsidiaries of any default under any Indebtedness or Guaranty Obligation described in Section 8.01(e). Each notice pursuant to this section shall be accompanied by a written statement, signed by at least two (2) Responsible Officers, setting forth details of the occurrence referred to therein and the provisions of this Guaranty affected, and stating what action the Operating Partnership or the REIT proposes to take with respect thereto; and

              (j) CERTAIN TRANSACTIONS

                  (i) On July 3, 1997, a notice setting forth the AIMCO Gross Asset Value as of June 30, 1997; the amount of any increase in the AIMCO Gross Asset Value, if any, during the period from March 31, 1997 to June 30, 1997 (other than any increase resulting from Excluded Proceeds); and the sum of the Net Issuance Proceeds plus Net Sale Proceeds (other than Excluded Proceeds) received during such period.

                  (ii) On October 3, 1997, a notice setting forth the AIMCO Gross Asset Value as of September 30, 1997; the amount of any increase in AIMCO Gross Asset Value, if any, from March 31, 1997 to September 30, 1997 (other than any increase resulting from Excluded Proceeds); and the sum of the Net Issuance Proceeds plus Net Sale Proceeds (other than Excluded Proceeds) received during such period.

         6.04 PRESERVATION OF EXISTENCE. ETC.: MAINTENANCE OF PROPERTY:
INSURANCE: PAYMENT OF OBLIGATIONS: COMPLIANCE WITH LAWS. The REIT and the Operating Partnership shall perform all of the covenants and agreements set forth in Sections 6.04, 6.05, 6.06, 6.07, 6.08 and 6.09 of the Operating Partnership Credit Agreement, each of which is incorporated herein by this reference.

         6.05 MAINTENANCE OF REIT STATUS: STOCK EXCHANGE LISTING. The REIT shall at all times maintain its REIT Status and maintain its common Stock listed on the NYSE, the American Stock Exchange, or Nasdaq Stock Exchange. The REIT shall cause each Wholly-Owned Subsidiary to comply with all requirements applicable under the Code to REIT subsidiaries.

         6.06 INSPECTION OF PROPERTY AND BOOKS AND RECORDS. The REIT shall maintain, and shall cause the Operating Partnership, the Management Entities and each of their Subsidiaries to maintain, proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the Properties and business of the REIT, the Operating Partnership, the Management Entities and each of their Subsidiaries. The REIT shall permit, and shall cause the Operating Partnership, the Management Entities and each of their Subsidiaries to permit, representatives of the Agent or any Lender to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the REIT and at any time during normal business hours and as often as may be reasonably desired, upon no less than forty-eight (48) hours advance notice to the REIT; PROVIDED, HOWEVER, when a Guarantor Event of Default exists, the Agent or any Lender may visit and inspect at the expense of the REIT such Properties at any time during business hours and without advance notice.

         6.07 FURTHER ASSURANCES.

              (a) FULL DISCLOSURE. The REIT will ensure that all other written information, exhibits and reports furnished to any Agent or Lender by the Operating Partnership, the REIT, any Management Entity or any of their Subsidiaries do not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in this Guaranty or any Collateral Document or in the execution, acknowledgment or recordation thereof.

              (b) FURTHER ACTS. Promptly upon request by the Agent or the Requisite Lenders, the REIT shall (and shall cause the Operating Partnership, each Management Entity and each of their Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, deeds of trust, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments that the Agent or such Lenders, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Guaranty or any Collateral Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Collateral, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Lenders the rights granted or now or hereafter intended to be granted under any Loan Document, or any other document executed in connection herewith or therewith.

         6.08 COMMUNICATION WITH ACCOUNTANTS. If any Guarantor Event of Default is continuing, the REIT authorizes the Agent and any Lender to communicate directly with the REIT's and the Operating Partnership's independent accountants and authorizes such accountants to disclose to such Persons any and all financial statements and other information of any kind, including the substance of any oral information or conversation that such accountants may have with respect to the business, financial condition and other affairs of the REIT and the Operating Partnership.

         6.09 SOLVENCY. The REIT shall at all times be, and shall cause the Operating Partnership to be, Solvent.

         6.10 REFINANCING ACTIVITIES.

              (a) In order to further assure to the Agent and the Lenders the full repayment of the Guarantied Indebtedness, the REIT hereby agrees that, in the event that the Guarantied Indebtedness shall not have been paid in full on or prior to the date which is five (5) months after the Closing Date, the REIT shall use best efforts promptly to raise capital (either through the offering of stock (whether common or preferred, and whether publicly or in private placements) or the sale or refinancing of Properties), in order to cause the Guarantied Indebtedness to be repaid as soon as possible and in any event prior to the maturity of the Guarantied Indebtedness.

              (b) Without limiting the foregoing, in the event that the Guarantied Indebtedness shall not have been paid in full on or prior to the date which is five (5) months after the Closing Date, the REIT and the Operating Partnership shall accept the terms and pricing presented to them by SBI of a transaction to issue common Stock, preferred Stock and/or Indebtedness of the REIT or the Operating Partnership in an amount which would be sufficient to pay the Guarantied Indebtedness in full on or prior to the Maturity Date, and shall cause such transaction to be consummated on or prior to the Maturity Date.

                                 ARTICLE VII

                              NEGATIVE COVENANTS

          As further consideration for this Guaranty, the REIT hereby covenants and agrees that, so long as any of the Guarantied Indebtedness shall remain unpaid or unsatisfied, unless the Requisite Lenders waive compliance in writing:

          7.01 LIENS. Neither the Operating Partnership, nor the REIT, nor any Management Entity, nor any of their Subsidiaries shall, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than Permitted Liens. Nothing contained in this Guaranty shall restrict the granting of Liens by the Acquisition Sub unless such Liens are prohibited under the Acquisition Sub Credit Agreement.

         7.02 INDEBTEDNESS. Neither the Operating Partnership, nor the REIT, nor any Management Entity, nor any of their Subsidiaries shall create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness except Permitted Indebtedness. Nothing contained in this Section 7.02 shall be deemed to excuse any lack of compliance by Operating Partnership, the REIT, or any Subsidiary with the terms of Section
7.15 below.

         7.03 CONTINGENT OBLIGATIONS. Neither the Operating Partnership, nor the REIT, nor any of their Subsidiaries shall create, incur, assume or suffer to exist any Contingent Obligations except as permitted under Section 7.03 of the Operating Partnership Credit Agreement, which is incorporated herein by this reference.

         7.04 LEASE OBLIGATIONS. Neither the Operating Partnership, nor the REIT, nor any of their Subsidiaries shall create or suffer to exist any obligations for the payment of rent for any Property under a lease or agreement to lease that is not a Capital Lease, except as permitted under Section 7.04 of the Operating Partnership Credit Agreement, which is incorporated herein by this reference.

         7.05 DISPOSITION OF PROPERTIES. Neither the Operating Partnership, nor the REIT, nor any of their Subsidiaries shall, directly or indirectly:

              (a) make any Disposition of its interest in any Management Entity, or enter into any agreement to do so; or

              (b) make any Disposition of any other Property, or enter into any agreement to do so, unless in the case of this clause (b) such Disposition is at fair market value, and at the time of the Disposition no Guarantor Event of Default exists.

              Nothing contained in this Guaranty shall restrict Dispositions by the Acquisition Sub unless such Dispositions are prohibited under the Acquisition Sub Credit Agreement.

         7.06 CONSOLIDATIONS AND MERGERS. Neither the Operating Partnership, nor the REIT, nor any of their Subsidiaries shall merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Properties (whether now owned or hereafter acquired) to or in favor of any Person; except as permitted under Section 7.06 of the Operating Partnership Credit Agreement, which is incorporated herein by this reference.

         7.07 LIQUIDATIONS: MATERIAL ORGANIZATION CHANGES: NEW SUBSIDIARIES. The REIT and the Operating Partnership shall perform all of the covenants and agreements set forth in Section 7.07 of the Operating Partnership Credit Agreement, which is incorporated herein by this reference.

         7.08 INVESTMENTS. Neither the Operating Partnership, nor the REIT, nor any Management Entity, nor any of their Subsidiaries shall directly or indirectly own or acquire any assets or make any Investments (or incur any Contractual Obligation or enter into any letter of intent to make any Investments) other than:

                   (i) cash and Cash Equivalents;

                   (ii) multi-family apartment projects in fee simple or partnership or joint venture interests therein;

                   (iii) ownership interests in Management Entities, provided in each case the same are engaged in managing multi-family apartment projects;

                   (iv) prior to the NHP Combination Date, the ownership of Stock in NHP by Acquisition Sub (it being understood that no Affiliate of AIMCO other than the Acquisition Sub or, to the extent expressly permitted in the Operating Partnership Credit Agreement, the Merger Sub, shall acquire any Stock in NHP); and

                   (v) other assets not described elsewhere in this Section 7.08, provided that the aggregate Carrying Value of such interests shall not at any time exceed twenty-five percent (25%) of the Carrying Value of the total assets owned by the Operating Partnership, the REIT, and their Subsidiaries.

         7.09 RESTRICTED PAYMENTS AND DEMANDS.

              (a) Neither the Operating Partnership nor the REIT shall declare or make, or permit any of their respective Subsidiaries to declare or make, any distribution of any Properties, including cash, rights, obligations, or partnership interests or units, on account of any partnership interests, Units or Stock, or purchase, redeem or otherwise acquire for value any of its partnership interests, Units or Stock, now or hereafter outstanding to any Person other than the Operating Partnership, the REIT or a Wholly-Owned Subsidiary, (all of the foregoing, collectively, "distributions"), except (a) for the exchange of common Stock of the REIT for Units; (b) that if no Guarantor Default or Guarantor Event of Default exists under Section 8.01(a) or under
Section 8.01(c) as a result of a breach of Section 7.15, the REIT, the Operating Partnership and all such Subsidiaries may make distributions during any twelve
(12) month period in an amount in the aggregate which does not exceed the greater of 80% of Funds From Operations for such period or such amount as is necessary to maintain REIT Status.

              (b) Under no circumstances shall the REIT or the Operating Partnership permit any payment to be made with respect to Intra-Company Debt while any Guarantor Event of Default is continuing.

         7.10 TRANSACTIONS WITH AFFILIATES. Neither the Operating Partnership, nor the REIT, nor any Management Entity, nor any of their Subsidiaries shall enter into any transaction with any Affiliate of the Operating Partnership or of any such Person, except as permitted under

Section 7.10 of the Operating Partnership Credit Agreement, which is incorporated herein by this reference.

         7.11 SPECIAL COVENANTS RELATING TO THE REIT. The REIT shall perform all of the covenants and agreements set forth in Section 7.11 of the Operating Partnership Credit Agreement, which is incorporated herein by this reference.

         7.12 TAXATION OF THE PARTNERSHIP. The Operating Partnership shall at all times be taxed as a partnership under the Code and not as an association taxable as a corporation.

         7.13 ERISA. The REIT shall perform all of the covenants and agreements set forth in Section 7.13 of the Operating Partnership Credit Agreement, which is incorporated herein by this reference.

         7.14 PREPAYMENTS. Neither the REIT nor the Operating Partnership nor any Subsidiary shall, while the Guarantied Indebtedness is outstanding, prepay any Indebtedness (other than the Guarantied Indebtedness and the Indebtedness outstanding from time to time under the Operating Partnership Credit Agreement and the Bridge Loan Agreement), unless the REIT shall have theretofore deposited with the Agent Restricted Cash in the maximum amount required under Section 2.04 of this Guaranty; provided, however, a prepayment of Indebtedness shall be permitted in connection with the refinancing thereof so long as the maximum principal amount of the loan so used to prepay any such Indebtedness does not exceed the amount of such Indebtedness being prepaid.

         7.15 FINANCIAL COVENANT.

               (a) The REIT shall not permit the Net Worth of the REIT and its Subsidiaries on a consolidated basis to be less at any time than $400,000,000 plus 75% of the Net Issuance Proceeds of all issuances of Stock or Units after the Closing Date.

               (b) The REIT shall not permit the ratio of Consolidated Total Indebtedness to Gross Asset Value to exceed 0.60-to-1.00 at any time.

               (c) The REIT shall not permit the Consolidated
EBITDA-to-Interest Ratio computed for any fiscal quarter or year to be less than 2.00-to-1.00.

               (d) The REIT shall not permit the Consolidated EBITDA-to-Fixed Charges Ratio computed for any fiscal quarter or year to be less than 1.80-to-1.00.

         7.16 ACCOUNTING CHANGES. Neither the Operating Partnership nor the REIT shall make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

         8.01 GUARANTOR EVENT OF DEFAULT. Any of the following shall constitute a "Guarantor Event of Default":

              (a) NON-PAYMENT. Any Guarantor or any Common Stockholder shall fail to pay, when and as required to be paid herein or in the Collateral Documents, any amount payable hereunder or thereunder; or

              (b) REPRESENTATION OR WARRANTY. Any representation or warranty by any Guarantor or any Common Stockholder made or deemed made herein, in any Collateral Document, or in any certificate, document or financial or other statement by such Guarantor or any Common Stockholder or any Responsible Officer, furnished at any time under this Guaranty or in or under any Collateral Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

              (c) SPECIFIC GUARANTOR DEFAULTS. The REIT or the Operating Partnership shall fail to perform or observe any term, covenant or agreement binding upon it contained in Section 6.06, Section 6.10 and/or in Article VII; provided that, in the case of a violation of the terms governing the maximum amount of distributions during any twelve (12)-month period set forth in Section 7.09(b), such failure shall not constitute a Guarantor Event of Default if, by the end of the third month after such twelve (12)-month period, such violation no longer exists, so long as no distributions were made during such twelve (12)-month period in violation of the provisions of
Section 7.09(b) which prohibit distributions while certain Guarantor Defaults or Guarantor Events of Default exist; or

              (d) OTHER GUARANTOR DEFAULTS. Any Guarantor shall fail to perform or observe any other term or covenant contained in this Guaranty or any Collateral Document, and such default shall continue uncured for a period of 10 days after the earlier of (i) the date upon which a Responsible Officer knew or received written notice of such failure or (ii) the date upon which written notice thereof is given to the REIT by Agent or any Lender; or

              (e) CROSS-DEFAULT. The Acquisition Sub shall fail, after any applicable cure period:

                      (i) to make any payment (and which uncured failure to pay is continuing) in respect of any Indebtedness or Guaranty Obligation when due which in the aggregate exceeds $500,000 (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), other than a payment with respect to Intra-Company Debt where the obligee has not commenced pursuing its remedies; or

                      (ii) to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Guaranty Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or

              (f) BANKRUPTCY OR INSOLVENCY. The Operating Partnership, the
REIT, any of their Subsidiaries, any Management Entity, any Common Stockholder or, at any time prior to the NHP Combination Date, NHP shall (i) become insolvent, or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily cease to conduct its business in the ordinary course; (iii) commence any Insolvency Proceeding with respect to itself; or (iv) take any action to effectuate or authorize any of the foregoing; or

              (g) INVOLUNTARY PROCEEDINGS. (i) Any Insolvency Proceeding shall be commenced or filed against the Operating Partnership, the REIT, any of their Subsidiaries, any Management Entity, any Common Stockholder or, at any time prior to the NHP Combination Date, NHP or any writ, judgment, warrant of attachment, execution or similar process, shall be issued or levied against a substantial part of such Person's Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) the Operating Partnership, the REIT, any of their Subsidiaries, any Management Entity, any Common Stockholder or, at any time prior to the NHP Combination Date, NHP shall admit the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Operating Partnership, the REIT, any of their Subsidiaries or any Management Entity, any Common Stockholder or, at any time prior to the NHP Combination Date, NHP shall acquiesce in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

              (h) COLLATERAL DOCUMENTS. Any provision of any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against the Person party thereto (except to the extent that the same results solely from an act or omission of the Agent or the Lenders), or such Person shall so state in writing or bring an action to limit its obligations or liabilities thereunder.

                                  ARTICLE IX

            ARBITRATION, REFERENCE, INDEMNIFICATION, OTHER REMEDIES

         9.01 Reference and Arbitration.

              (a) MANDATORY ARBITRATION. Any controversy or claim between or among the parties, including those arising out of or relating to this Guaranty or the Loan Documents and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in New York, New York, in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Guaranty, and under the Commercial Rules of the American Arbitration Association (the "AAA"). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

              (b) PROVISIONAL REMEDIES SELF-HELP AND FORECLOSURE. No provision of this Section 9.01 shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration.

         9.02 INDEMNITY. Guarantor shall indemnify and hold harmless the Agent, each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") from and against and pay them for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs) of any kind or nature whatsoever with respect to the execution, delivery and enforcement of this Guaranty, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding related to this Guaranty, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); PROVIDED, that a Guarantor shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section 9.02 shall survive payment of the Guarantied Indebtedness.

         9.03 MARSHALLING; PAYMENTS SET ASIDE. Neither the Agent nor any Lender shall be under any obligation to marshall any assets in favor of any Guarantor or any other Person or against or in payment of any or all of the obligations of such Guarantor under this Guaranty. To the extent that any Guarantor makes a payment or payments to the Agent or any Lender, or the Agent or any Lender enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

         9.04 SETOFF. In addition to any rights and remedies of the Lenders provided by law, if a Guarantor Event of Default exists, then irrespective of whether the Agent or such Lender shall have made demand under this Guaranty and whether such obligations may be contingent or unmatured, each Lender is authorized at any time and from time to time, without prior notice to any Guarantor, any such notice being hereby waived to the fullest extent permitted by law, to place a hold (in the full amount of the Guarantied Indebtedness) against any and all deposits (general or special, time or demand, provisional or final) at any time held by such Lender to or for the credit or the account of such Guarantor and, provided that Guarantor shall then be obligated to pay all sums due and owing on the Guarantied Indebtedness in accordance with Section 2.01(b) hereof, to set off and apply any and all such deposits and other indebtedness at any time owing to such Lender to or for the credit or the account of such Guarantor against any and all obligations owing to such Lender, now or hereafter existing. Each Lender agrees to promptly notify the affected Guarantor and the Agent after any such hold, setoff or application made by such Lender; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 10.09 are in addition to the other rights and remedies (including other rights of setoff) that such Lender may have. NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE, OR ATTEMPT TO EXERCISE, ANY RIGHT OF SETOFF, BANKER'S LIEN, OR THE LIKE, AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY GUARANTOR HELD OR MAINTAINED BY ANY LENDER, WITHOUT THE PRIOR WRITTEN CONSENT OF THE REQUISITE LENDERS.

                                   ARTICLE X

                                 MISCELLANEOUS

          10.01 NO WAIVER; CONSENTS; CUMULATIVE REMEDIES. Each waiver by Agent or the Lenders must be in writing, and no waiver shall be construed as a continuing waiver. No waiver shall be implied from Agent's or any Lender's delay in exercising or failure to exercise any right or remedy against Acquisition Sub, Guarantor or any security. Consent by Agent or the Lenders to any act or omission by Acquisition Sub or Guarantor shall not be construed as a consent to any other or subsequent act or omission, or as a waiver of the requirement for Agent's or the Lenders' consent to be obtained in any future or other instance. All remedies of Agent and each Lender against Acquisition Sub and Guarantor are cumulative. As among the Agent and the Lenders only, nothing contained in this Guaranty shall limit any of the approval rights of the Agent or the Lenders set forth in the Loan Documents.

         10.02 NO RELEASE. Guarantor shall not be released, in whole or in part, from its obligations under this Guaranty except by a writing signed by Agent and all the Lenders.

         10.03 HEIRS, SUCCESSORS AND ASSIGNS; PARTICIPATIONS. The terms of this Guaranty shall bind and benefit the heirs, legal representatives, successors and assigns of Agent, the Lenders and Guarantor; provided, however, that Guarantor may not assign this Guaranty, or assign or delegate any of its rights or obligations under this Guaranty, without the prior written consent of Agent in each instance. Without notice to or the consent of Guarantor, Agent and any Lender may disclose any and all information in its possession concerning Guarantor, this Guaranty and any security for this Guaranty to any actual or prospective purchaser of any securities issued or to be issued by Agent or such Lender, and to any actual or prospective purchaser or assignee of any participation or other interest in the Guarantied Indebtedness and this Guaranty.

          10.04 NOTICES.

              (a) DELIVER. All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed or delivered to its address specified on the signature pages hereof, or to such other address as shall be designated by such party in a written notice to the other party.

              (b) RECEIPT. All such notices and communications shall, when transmitted by overnight delivery, telegraphed, telecopied by facsimile, telexed or cabled, be effective when delivered for overnight delivery or to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively, or if delivered, upon delivery.

              (c) RELIANCE. Agent and each Lender shall be entitled to rely on the authority of any person purporting to be a person authorized by Guarantor to give such notice, and neither Agent nor any Lender shall have any liability to Guarantor or any other person on account of any action taken or not taken by Agent or such Lender in reliance upon such telephonic or facsimile notice. The obligation of Guarantor hereunder shall not be affected in any way or to any extent by any failure by Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by Agent or a Lender of a confirmation which is at variance with the terms understood by Agent or such Lender to be contained in the telephonic or facsimile notice.

          10.05 RULES OF CONSTRUCTION. In this Guaranty, the word "Acquisition Sub" includes both the named Acquisition Sub and any other person who at any time assumes or otherwise becomes primarily liable for all or any part of the obligations of the named Acquisition Sub on the Guarantied Indebtedness. The word "person" includes any individual, company, trust or other legal entity of any kind. If this Guaranty is executed by more than one person, the word "Guarantor" includes all such persons. All headings appearing in this Guaranty are for convenience only and shall be disregarded in construing this Guaranty.

         10.06 GOVERNING LAW. THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

         10.07 COSTS AND EXPENSES. If any lawsuit or arbitration is commenced which arises out of, or which relates to this Guaranty, the Loan Documents or the Guarantied Indebtedness, the prevailing party shall be entitled to recover from each other party such sums as the court or arbitrator may adjudge to be reasonable attorneys' fees (including allocated costs for services of in-house counsel) in the action or proceeding, in addition to costs and expenses otherwise allowed by law. In all other situations, including any Insolvency Proceeding, Guarantor agrees to pay all of the Agent's and each Lender's costs and expenses, including attorneys' fees (including allocated costs for services of the Agent's and each Lender's in-house counsel) which may be incurred in any effort to collect or enforce the Guarantied Indebtedness or any part of it or any term of this Guaranty. Without limiting any rights of the Agent or Lenders under the Acquisition Sub Credit Agreement or, all amounts of any kind due and payable under this Guaranty (whether for principal, interest, and other costs under the Guarantied Indebtedness, or for costs, fees, and expenses for which the Guarantors are directly responsible hereunder, or otherwise) shall accrue interest from the time the Agent or the Lenders make demand therefor hereunder until paid in full in cash to such Agent or the Lenders at the Base Rate, as defined in the Acquisition Sub Credit Agreement, plus three (3%) percentage points, except to the extent that any such amounts are then accruing interest under the Guarantied Indebtedness, in which case such Base Rate plus 3% interest rate shall not be applied if the effect would be to compound the interest to which such obligations are subject to under the Guarantied Indebtedness.

         10.08 CONSIDERATION. Guarantor acknowledges that it expects to benefit from Lenders' extension of the loan facility under the Acquisition Sub Credit Agreement to Acquisition Sub because of its relationship to Acquisition Sub, because such loan facility is essential to Acquisition Sub's acquisition of a portion of the outstanding Stock of NHP and because such acquisition is part of Guarantor's overall plan to acquire or merge with NHP. Guarantor is executing this Guaranty in consideration of these anticipated benefits.

         10.09 INTEGRATION; MODIFICATIONS. This Guaranty (a) integrates all the terms and conditions mentioned in or incidental to this Guaranty, (b) supersedes all oral negotiations and prior writings with respect to its subject matter, and
(c) is intended by Guarantor, Agent and the and Lenders as the final expression of the agreement with respect to the terms and conditions set forth in this Guaranty and as the complete and exclusive statement of the terms agreed to by Guarantor, Agent and the Lenders. No representation, understanding, promise or condition shall be enforceable against any party hereto unless it is contained in this Guaranty. This Guaranty may not be modified except in a writing signed by both Agent (with the consent of the Requisite Lenders) and Guarantor. No course of prior dealing, usage of trade, parol or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms hereof. As between Agent and the Lenders only, nothing contained in this Guaranty shall alter the rights and obligations among Agent and the Lenders set forth in the Credit Agreement.

         10.10 MISCELLANEOUS. The illegality or unenforceability of one or more provisions of this Guaranty shall not affect any other provision. Time is of the essence in the performance of this Guaranty by Guarantor. The obligations of each Guarantor under this Guaranty shall be joint and several.

         10.11 COUNTERPARTS. This Guaranty may be executed by one or more of the parties to this Guaranty in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

         10.12 SEVERABILITY. The illegality or unenforceability of any provision of this Guaranty or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Guaranty or any instrument or agreement required hereunder.

         10.13 WAIVER OF JURY TRIAL. GUARANTOR, THE AGENT, AND THE LENDERS EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. SUBJECT TO SECTION 9.01 ABOVE, GUARANTOR, THE AGENT, AND THE LENDERS EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS GUARANTY OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS GUARANTY.

         10.14 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST GUARANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT GUARANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Guarantor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Guarantor at its address provided in Section 10.04, such service being hereby acknowledged by Guarantor to be sufficient for personal jurisdiction in any action against Guarantor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Agent or any Lender to bring proceedings against Guarantor in the courts of any other jurisdiction.

         10.15 INTERPRETATION. This Guaranty is the result of negotiations between and has been reviewed by counsel to the Agent, the Lenders and the Guarantors, and is the product of all parties hereto. Accordingly, this Guaranty shall not be construed against the Lenders or the Agent merely because of the Agent's or Lender's involvement in the preparation of such documents and agreements.

IN WITNESS WHEREOF, the undersigned have executed this Guaranty on the date hereinabove set forth.

Guarantors:

APARTMENT INVESTMENT AND
MANAGEMENT COMPANY,
a Maryland corporation


By: /s/ Peter K. Kompaniez
    ---------------------------------
    Peter K. Kompaniez, Vice Chairman



AIMCO PROPERTIES, L.P.,
a Delaware limited partnership
By: AIMCO-GP, Inc.,
    a Delaware corporation


By: /s/ Peter K. Kompaniez
    ----------------------------------
    Peter K. Kompaniez, Vice President


Address Where Notices to Guarantors are to be
Sent:

1873 South Bellaire Street
17th Floor
Denver, Colorado 90071



Address Where Notices to Agent are to be
Sent:
BANK OF AMERICA NATIONAL TRUST
 AND SAVINGS ASSOCIATION
555 South Flower Street, 6th Floor
Los Angeles, California 90071
Att'n: Manager - Unit #1357

Addresses Where Notices to the Lenders are to be Sent:
Per the Acquisition Sub Credit Agreement

                                      EXHIBIT A
                                     TO GUARANTY

                                COMPLIANCE CERTIFICATE

                                 ______________, 1997

Bank of America National Trust and
 Savings Association, as Agent
CRESG #1357
555 South Flower Street, 6th Floor
Los Angeles, California 90071
Attn: Unit Manager

         Re: Payment Guaranty, dated as of May 5, 1997 (as amended, modified, supplemented, restated, or renewed from time to time, the "Guaranty"), by and among Apartment Investment and Management Company (the "REIT"), AIMCO Properties, L.P. (the "Operating Partnership"), the lenders from time to time party, to the Credit Agreement (the "Lenders"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association, as one of the Lenders, and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association, as Agent for the Lenders ("Agent")

Ladies and Gentlemen:

    Reference is made to the Guaranty. Each initially capitalized term not defined in this Compliance Certificate (including the schedules and other attachments hereto, this "Certificate") shall have the meaning ascribed to such term in the Guaranty.

    Pursuant to Section 6.02(b) of the Guaranty, the undersigned hereby certify to Agent and each of the Lenders that, to the best of the undersigned's knowledge after diligent inquiry, the information furnished in the attached schedules, including, without limitation, each of the calculations in attached SCHEDULE 1 and the related attachments with respect to the covenants of the Company in Sections 7.09 and 7.15 of the Guaranty is true, correct and complete in all material respects as of the last day of the fiscal period subject to the financial statements being delivered to the Lender pursuant to Section 6.01 of the Guaranty together with this Certificate (such statements the "Financial Statements" and the periods covered thereby the "Reporting Period") and for such Reporting Period.

    The undersigned hereby further certify to Agent and each of the Lenders that, to the best of the undersigned's knowledge after diligent inquiry:

         (1) REVIEW OF FINANCIAL CONDITION. The undersigned have reviewed the terms of the Guaranty, including, without limitation, the representations and warranties set forth in Article V thereof and the covenants set forth in
Article VI and VII thereof, and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Company, the REIT, and their respective Subsidiaries during the Reporting

Periods. The Financial Statements accurately present the financial position of the Company, the REIT, and their respective Subsidiaries as of the date thereof and for the Reporting Periods covered thereby;

         (2) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company, the REIT, and their respective Subsidiaries contained in the Loan Documents, including those contained in Article V of the Agreement, are true and correct as of the date hereof and were true and correct at all times during the Reporting Periods;

         (3) COVENANTS. During the Reporting Period, the Company, the REIT, and their respective Subsidiaries observed and performed all of their respective covenants and other agreements under the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by the Company, the REIT, and their respective Subsidiaries; and

         (4) NO DEFAULT; EVENT OF DEFAULT. [Except as expressly set forth in attached SCHEDULE 2,] no Default or Event of Default exists as of the date hereof or existed at any time during the Reporting Period. [SCHEDULE 2 sets forth a true, correct and complete description of the nature and period of existence of each Default or Event of Default that exists as of the date hereof or existed at any time during the Reporting Periods and the actions that the Company, the REIT, or their respective Subsidiaries have taken, are taking and propose to take with respect thereto].

    IN WITNESS WHEREOF, this Certificate is executed by the undersigned this ____ day of ______________, 19__.

                                      AIMCO PROPERTIES, L.P., a Delaware limited partnership


                                      By:  AIMCO-GP, Inc.,
                                           a Delaware corporation
                                           Its general partner


                                        By: ______________________________
                                        Name: ____________________________
                                        Title: ___________________________


                                        By: ______________________________
                                        Name: ____________________________
                                        Title: ___________________________

                                      APARTMENT INVESTMENT AND MANAGEMENT
                                      COMPANY,
                                      a Maryland corporation


                                      By: ________________________________
                                      Name: ______________________________
                                      Title: _____________________________


                                      By: ________________________________
                                      Name: ______________________________
                                      Title: _____________________________

                                                                      SCHEDULE 1
                                                       to Compliance Certificate


                               COVENANT COMPLIANCE

                            As of ______________,199_
                   and for the period from ______________, 199_
                             to ______________, 199_


    A.  NET WORTH (SECTION 7.15(a)) AS OF ______________, 199_
        [Net Worth not to be less than $400,000,000 plus 75% of Net Issuance Proceeds of equity securities since Closing Date]

Gross Asset Value

    Net Operating Income from all apartment
    projects 100% owned by the Company or the
    Wholly-Owned Subsidiaries from the
    commencement of the then current year
    through the end of the most recent quarter        (A-1) $ ____________

    Annualization of (A-1) (Insert fraction
    used here: ____________)                          (A-2) $ ____________

    Item (A-2) capitalized at the Apartment
    Property Cap Rate (9.60%)                         (A-3) $ ____________

    Company's or Subsidiaries' share of Net
    Operating Income from all apartment projects
    not 100% owned by the Company or any
    Subsidiary from the commencement of the then
    current year through the end of the
    most recent quarter                               (A-4) $ ____________

    Annualization of (A-4) (Insert fraction used
    here: ____________)                               (A-5) $ ____________

    Item (A-5) capitalized at the Apartment
    Property Cap Rate (9.60%)                         (A-6) $ ____________

    Unconsolidated net income of Management
    Entities for the period from the commencement
    date of the then current year through the end
    of the most recent quarter                        (A-7) $ ____________

    Annualization of (A-7) (insert fraction used
    here: ____________)                               (A-8) $ ____________

    Item (A-8) multiplied by [6.5]                    (A-9) $ ____________

    Unconsolidated net income of Unconsolidated
    Partnerships for the period from the
    commencement date of the then current year
    through the end of the most recent quarter        (A-10) $ ___________

    Annualization of (A-10) (insert fraction
    here: ____________)                               (A-11) $ ___________

    Item (A-11) multiplied by [6.5]                   (A-12) $ ___________

    Acquisition Sub's
    share of EBITDA of NHP for the period from
    the commencement date of the then current
    year through the end of the most recent
    quarter                                           (A-13) $ ___________

    Annualization of (A-13) (insert fraction
    here: ____________)                               (A-14) $ ___________

    Item (A-14) multiplied by                         (A-15) $ ___________

    All cash (including Restricted Cash) and the
    fair market value of all Cash Equivalents
    held as of the last day of such quarter           (A-16) $ ___________

Total Gross Asset Value (sum of Items (A-3),
(A-6), (A-9), (A-2), (A-15) and (A-16))               (A-17) $ ___________

Liabilities (as determined in accordance with
GAAP) of the Company, the REIT, and their
respective Subsidiaries on a consolidated basis       (B) $ ______________

Net Worth ((A-17) minus (B))                          (C-1) $ ____________

Net Issuance Proceeds from all Stock and Units
issued since the Closing Date (____________,
1997), multiplied by 75%                              (C-2) $ ____________

Covenant compliance? (Item (C-1) must not be
less than $400,000,000 plus item (C-2))               (C-3) ________ (yes or no)

    B. CONSOLIDATED TOTAL INDEBTEDNESS TO GROSS ASSET VALUE (SECTION 7.15(b)) AS OF ____________, 199_
        [not to exceed 60% at any time]

Total Indebtedness

    All outstanding Indebtedness (including its
    share of Indebtedness of partnerships and
    joint ventures) and in the case of letters of
    credit Indebtedness available to be drawn, of
    the Company, the REIT, and their respective
    Subsidiaries                                      (D-1) $ ____________

    Acquisition Sub's Pro Rata Share (__%) of all
    outstanding Indebtedness (including its share
    of Indebtedness of partnerships and joint
    ventures) and in the case of letters of credit
    Indebtedness available to be drawn, of NHP.       (D-2) $ ____________

    Consolidated Total Indebtedness                   (D-3) $ ____________

    Gross Asset Value (A-17)                          (E) $ ______________

Ratio of Total Indebtedness to Gross Asset Value
((D-3) divided by (E))                                (F) $ ______________

Covenant compliance? (Item (F) must be less than
or equal to 60%)                                      (G) __________ (yes or no)

    C. CONSOLIDATED EBITDA-TO-INTEREST RATIO (SECTION 7.15(c)) FOR THE PERIOD FROM ____________, 199_ TO ____________, 199_
        [not to be less than 2.00:1.00 for any fiscal quarter or year]

EBITDA with respect to the REIT and its Subsidiaries
(on a consolidated basis)

    Net Income (or Net Loss) (without giving effect
    to extraordinary gains or losses)                 (H-1) $ ____________

    Interest Expense                                  (H-2) $ ____________

    Real estate depreciation                          (H-3) $ ____________

    Amortization expenses relating to intangibles     (H-4) $ ____________

    Accrued income taxes                              (H-5) $ ____________

EBITDA for REIT and its Subsidiaries (sum of
Items (H-1)+(H-2)+(H-3)+(H-4)+(H-5))                  (H-6) $ ____________

EBITDA with respect to NHP (on a consolidated basis)

    Net Income (or Net Loss) (without giving effect
    to extraordinary gains or losses) for NHP         (H-7) $ ____________

    Interest Expense for NHP                          (H-8) $ ____________

    Real estate depreciation for NHP                  (H-9) $ ____________

    Amortization expenses relating to intangibles
    for NHP                                           (H-10) $ ___________

    Accrued income taxes for NHP                      (H-11) $ ___________

EBITDA for NHP (sum of Items (H-7) + (H-8) +
(H-9) + (H-10) + (H-11))                              (H-12) $ ___________

Acquisition Sub's Pro Rata Share (__%) of EBITDA
for NHP (H-12)                                        (H-13) $ ___________

Consolidated EBITDA ((H-6) + (H-13))                  (I) $ ______________

Imputed Capital Expenditures

    For any four consecutive quarters, an amount
    equal to the average number of apartment
    units owned by the Company, its Subsidiaries
    and the REIT during such period                   (J-1) ______________

    Item I-l), multiplied by $300, and for any
    period less than four consecutive quarters,
    an appropriate proration of such amount           (J-2) $ ____________

Consolidated EBITDA less Imputed Capital
Expenditures (Item (I) minus Item (J-2))              (K) $ ______________

Net Interest Expense for REIT, Company and
Subsidiaries                                          (K-1) $ ____________

Acquisition Sub's Pro Rata Share (__%) of Net
Interest Expense for NHP                              (K-2) $ ____________

Consolidated Interest Expense                         (K-3) $ ____________

Consolidated EBITDA-to-Interest Ratio (Item (K)
divided by Item (K-3))                                (L) ________________

Covenant compliance? (Item (L) must not be less
than 2.00:1.00)                                       (M) __________ (yes or no)

    D. CONSOLIDATED EBITDA-TO-FIXED CHARGES RATIO (SECTION 7.15(d)) FOR THE PERIOD FROM ____________ 199_ TO ____________, 199_
        [not to be less than 1.80:1.00 for any fiscal quarter or year]

Consolidated EBITDA minus

Imputed Capital Expenditures (Item (K))               (N) $ ______________

Consolidated Interest Expense (Item (K-3))            (O) $ ______________

Amortization

    Scheduled Amortization of the Company, its
    Subsidiaries, and the REIT (i.e., current
    portion (due within 12 months) of all
    regularly scheduled amortization payments due
    under long-term fully amortizing mortgage
    Indebtedness)                                     (P-1) $ ____________

    Acquisition Sub's Pro Rata Share (__%) of
    Scheduled Amortization of NHP                     (P-2) $ ____________

Consolidated Scheduled Amortization (sum of
(Items (P-1)+(P-2))                                   (P-3) $ ____________

Dividends Payable and carried over on Preferred
Stock of the REIT                                     (P-4) $ ____________

Consolidated EBITDA-to-Fixed Charges Ratio
(Item (N) divided by the sum of
Items (0)+(P-3)+(P-4))                                (Q) ________________

Covenant Compliance? (Item (Q) must not be less
than 1.80:1.00)                                       (R) __________ (yes or no)

    E. DISTRIBUTIONS (SECTION 7.09) FOR THE PERIOD FROM ____________,199_ TO ____________,199_ (four consecutive quarters)
        [not to exceed 80% of Funds From Operations)

Funds From Operations

    With respect to the Company, the REIT, and
    their Subsidiaries on a consolidated basis,
    net income calculated in accordance with
    GAAP, excluding gains or losses from debt
    restructuring and sales of property, plus
    real estate depreciation and amortization,
    plus amortization associated with the
    purchase of property management companies,
    and after adjustments for unconsolidated
    partnerships and joint ventures                   (S-1) $ ____________

    80% of Item (S-1)                                 (S-2) $ ____________

Distributions (as defined in Section 7.09 of
the Credit Agreement) made to Persons other
than Company, REIT and Wholly-Owned
Subsidiaries                                          (T) $ ______________

Total distributions (as defined in Section 7.09
of the Credit Agreement) of the Company and
Subsidiaries during any 12 month period
(Item (T)) shall not exceed 80% of Funds from
Operations (Item (S-2))                               (U) __________ (yes or no)

If greater in order to maintain REIT Status,
explain                                               ____________________

    F.  NON-CORE ASSETS (SECTION 7.08(a)(vi))
        [not to exceed 25% of Carrying Value of all assets]

Carrying Value of cash and cash equivalents,
multi-family apartment projects owned in fee
simple,
ownership interests in permitted Subsidiaries
and Management Entities, NHP Interests                (V-1) $ ____________

Carrying Value of all assets owned by the REIT,
the Company, and their Subsidiaries                   (V-2) $ ____________

Covenant compliance? Item (V-2) minus Item (V-1)
must not exceed 25% of Item (V-2)                     (W) _________ (yes or no?)

                                                                      SCHEDULE 2
                                                       to Compliance Certificate

                             DEFAULTS; EVENTS OF DEFAULT

                                 ____________, 199_

Condition(s) or event(s) constituting a Default or Event of Default: ___________
________________________________________________________________________________






PERIOD OF EXISTENCE:








Remedial actions taken or proposed to be taken with respect to each such Default or Event of Default: ___________________________________________________

                                  EXHIBIT B
          (to Payment Guaranty for Acquisition Sub Credit Agreement)


                                   FORM OF
                              JOINDER AGREEMENT


    THIS JOINDER AGREEMENT (the "Joinder Agreement") is made and dated as of ____________, 19__ by __________________________________________________________
_____________________________________________ (the "Additional Guarantor").


                                  RECITALS

    A. The Additional Guarantor desires to become a "Guarantor" under (1) that certain Payment Guarantor dated as of May 5, 1997 (as amended, extended and restated from time to time, the "Guaranty"), delivered by Apartment Investment and Management Company, AIMCO Properties, L.P. and certain other guarantors in favor of Bank of America National Trust and Savings Association, as the Agent and the lenders party to that certain Credit Agreement (Acquisition Sub Facility), dated as of May 5, 1997. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Guaranty.

    NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:


                                  AGREEMENT

    1. The Additional Guarantor hereby acknowledges and agrees that from and after the date hereof, it will be a "Guarantor" under the Guarantor with all the liabilities, duties and obligations of a Guarantor thereunder, as fully as if the Additional Guarantor shall have been named originally as a Guarantor therein. Additional Guarantor expressly consents to all of the waivers set forth in the Guaranty, including without limitation, those set forth in Articles III and IV of the Guaranty.

    2. Additional Guarantor assumes and agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Guarantor are required to be performed by it as a Guarantor. No reduction in the liability of any existing Guarantor shall result from this Joinder Agreement, it being understood, acknowledged and agreed that the liability of all Guarantors, including the Additional Guarantor, shall be joint and several.

    3. Prior to the date hereof, Additional Guarantor investigated the financial condition and business operations of Acquisition Sub and such other matters as Additional

        Guarantor deemed appropriate to assure itself of Acquisition Sub's ability to discharge its obligations under the Loan Documents. Additional Guarantor assumes full responsibility for that due diligence, as well as for keeping informed of all matters which may affect Acquisition Sub's ability to pay and perform its obligations to the Agent and the Lenders. Neither Agent nor any Lender has any duty to disclose to Additional Guarantor any information which such party may have or receive about Acquisition Sub's financial condition, business operations, or any other circumstances bearing on its ability to perform.

    4. Additional Guarantor represents and warrants all of the representation and warranties set forth in the Guaranty with respect to each Guarantor or Guarantor Subsidiary are true, correct and complete with respect to it as of the date hereof.

    5. Additional Guarantor hereby agrees to execute and deliver such other instruments, and take such other action, as the Agent or any Lender may reasonably request in connection with the transactions contemplated by this Joinder Agreement.

    6. Any amendment or waiver of any provision of this Joinder Agreement shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Joinder Agreement shall be without prejudice to any rights with respect to any other or further breach thereof.

    7. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

    8. This Joinder Agreement shall be deemed part of the Guaranty and all of the terms and provisions of the Guaranty are incorporated herein by reference.

    9. The Domestic Lending Office of the Additional Guarantor shall initially be as set forth beneath its signature below.

          EXECUTED as of the date and year first above written.

    ADDITIONAL GUARANTOR:              [                 NAME                  ]
                                        ---------------------------------------

                                       By:
                                          -------------------------------------
                                       Title:
                                             ----------------------------------

                                       Address:
                                               --------------------------------
                                       Attn:
                                            -----------------------------------


                                       2